Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of IEC Electronics Corp. The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated August 26, 2021, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of IEC Electronics Corp. common stock in any jurisdiction in which the making or acceptance of offers to sell such shares would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

IEC ELECTRONICS CORP.

at

$15.35 PER SHARE

by

CTI ACQUISITION CORP.

a direct wholly-owned subsidiary of

CREATION TECHNOLOGIES INTERNATIONAL INC.

CTI Acquisition Corp., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Creation Technologies International Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”) of IEC Electronics Corp., a Delaware corporation (the “Company”), at a purchase price of $15.35 per Share (the “Offer Price”), in cash, net of applicable tax withholding, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 26, 2021 (the “Offer to Purchase”), and in the related Letter of Transmittal, dated August 26, 2021 (the “Letter of Transmittal”, which, together with the Offer to Purchase, as each may be amended or supplemented from time to time constitute the “Offer”). The purpose of the Offer is for Parent to acquire control of any and all of the outstanding equity interests in the Company. Parent is controlled by certain private equity funds affiliated with Alan E. Goldberg. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, the Offeror intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 23, 2021 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED, IN WHICH EVENT THE TERM “EXPIRATION TIME” WILL MEAN THE DATE AND TIME TO WHICH THE INITIAL EXPIRATION TIME OF THE OFFER IS SO EXTENDED.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 12, 2021, by and among Parent, the Offeror, the Company and Creation Technologies Inc., a Delaware corporation (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than each Share (i) held in treasury by the Company, (ii) owned, directly or indirectly, by the Company, Parent, the Offeror (including any Shares acquired in the Offer) or any of their respective subsidiaries and (iii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”)), will be converted into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable tax withholding, without interest. As a result of the Merger, the Shares will cease to be publicly traded, and the Company will become a wholly-owned subsidiary of Parent. Parent intends to cause the Company to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as the requirements for termination of registration are met after the consummation of the Merger.

The Board of Directors of the Company unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things: (a) the number of Shares validly tendered and not properly withdrawn prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” as defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by Parent and Offeror , representing at least one Share more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Shares (the “Minimum Tender Condition”); (b) the absence of any law or order issued by a governmental authority that prohibits, restrains or enjoins the consummation of the Offer or the Merger; (c) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated; and (d) since the date of the Merger Agreement, no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred. The Offer is also subject to other conditions as described in the Offer to Purchase, including that the Merger Agreement has not been terminated and certain representations and warranties are true at certain specified dates. Collectively, these conditions may be referred to as the “Offer Conditions”.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any condition to the Offer (other than the Minimum Tender Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Parent and the Offeror each has agreed that it will not, without the prior written consent of the Company (in its sole and absolute discretion), (a) reduce the maximum number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Tender Condition, (d) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing conditions to the Offer, in a manner that is adverse to the Company stockholders, (e) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (f) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (g) otherwise amend, modify or supplement the Offer in a manner that would reasonably be expected to be adverse in any material respect to the Company’s stockholders.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer will (or in the case of clause (d) below, may) be extended, among other things: (a) for the minimum period as required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq; (b) until the No-Shop Period Start Date or, if there is an Excluded Party as of the No-Shop Period Start Date, the Cut-Off Time (as those terms are defined in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement” of the Offer to Purchase) in each case only if all of the Offer Conditions were satisfied as of the then-scheduled Expiration Time prior to such extension; (c) if, at the Expiration Time, any of the conditions to the Offer have not been satisfied or waived by Offeror, the Offeror is required to extend the Offer in consecutive periods of up to five business days each (or such other duration as may be agreed to by the parties) as may be necessary to permit the satisfaction of such condition (provided, however, if at the then-scheduled Expiration Time the sole unsatisfied Offer Condition is the Minimum Tender Condition, the Offeror is not required to extend the Offer for more than four additional five business day periods or to a date later than the Outside Date (as defined below)); and (d) if, at the Expiration Time, all of the conditions to the Offer have been satisfied or waived by Offeror, the full amount of the Financing (as defined in Section 12—“Sources and Amount of Funds” of the Offer to Purchase) has not been funded and Offeror believes the Financing will not be available to be funded within three business days of the Expiration Time, and Parent certifies to the Company that it expects the Financing will be consummated, then Offeror may extend the Expiration Time for either (i) one additional period of up to fifteen days should there be no Excluded Parties as of the No-Shop Period Start Date or (ii) one additional period of up to five days should there be an Excluded Party as of the No-Shop Period Start Date. In no event may the Expiration Time be extended beyond December 10, 2021 (the “Outside Date”).

Any extension of the Offer, waiver or amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of all of the conditions to the Offer, the Offeror will, prior to 9:00 a.m. New York City time on the business day immediately following the Expiration Time, irrevocably accept for payment, and, at or as promptly as practicable thereafter (but in any event, within three (3) business days following acceptance for payment (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”), (b) a Letter of Transmittal, properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents reasonably required by the Depositary and Paying Agent. Stockholders who are unable to deliver any required document to the Depositary and Paying Agent by the Expiration Time may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the Notice of Guaranteed Delivery. For the tender to be valid, the Depositary and Paying Agent must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery.

Tendering stockholders who have Shares registered in their names and who tender directly to the Depositary and Paying Agent will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such nominee as to whether they charge any service fees.

Except as otherwise provided in the Offer to Purchase, stockholders have withdrawal rights that are exercisable until the Expiration Time. In addition, Shares may be withdrawn at any time after October 24, 2021, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Offeror has accepted for payment the Shares validly tendered in the Offer. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the Expiration Time. For a withdrawal of Shares to be effective, a written or facsimile transmission of a notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless those Shares have been tendered for the account of any eligible institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Offeror with its list of stockholders and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other Offer related materials to stockholders. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The acquisition of the Company by Parent and the Offeror will be funded through a combination of proceeds from the debt facilities contemplated by the Debt Commitment Letter (as defined in the Offer to Purchase) and the Company’s available cash following the Merger.

The tender of Shares in the Offer for cash or the exchange of Shares for cash pursuant to the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Company stockholders are urged to consult their own tax advisors.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company Board and the reasons therefor) contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Company stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Except as set forth in the Offer to Purchase, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks & Brokers May Call: (212) 269-5550

All Others Call Toll-Free: (800) 848-2998

Email: iec@dfking.com

August 26, 2021

5